Exhibit 5.1
August 5, 2009
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Ladies and Gentlemen:
In my capacity as Executive Vice President and General Counsel of The Hartford Financial Services Group, Inc., a Delaware corporation (the “Company”), I am delivering this opinion letter in connection with the Company’s offering pursuant to a registration statement on Form S-3 (No. 333-142044) (the “Registration Statement”), of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), pursuant to an Equity Distribution Agreement, dated June 12, 2009 (the “Equity Distribution Agreement”) between the Company and Goldman, Sachs & Co., as the sales agent and/or principal (the “Manager”), as amended by Amendment No. 1, dated August 5, 2009.
Pursuant to the Equity Distribution Agreement, as amended, the Manager may solicit from time to time offers to purchase shares of Common Stock (the“Securities”) representing up to an aggregate gross sales price of $900,000,000 pursuant to a Prospectus Supplement dated June 12, 2009 (the “Prospectus Supplement”) and a Prospectus Addendum dated August 5, 2009 (the “Prospectus Addendum”).
In connection with the opinions expressed below, I, as Executive Vice President and General Counsel, or lawyers on the legal staff of the Company or its subsidiaries working under my supervision, have (i) made such investigations of law as I have deemed necessary or appropriate as a basis for such opinions, (ii) examined and relied on the originals, or copies certified or otherwise identified to my or their satisfaction, of such agreements, documents and records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and others as I have deemed necessary or appropriate for the purposes of such opinions, (iii) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to me. In rendering the opinions expressed below, I have assumed, without independent investigation or inquiry, (a) the authenticity and completeness of all documents submitted to me as originals, (b) the genuineness of all signatures on all documents that I or lawyers working under my supervision have examined, (c) the conformity to authentic originals and completeness of all documents submitted to me as certified, conformed or reproduction copies and (d) the legal capacity of all natural persons executing documents.
Based upon and subject to the foregoing and the assumptions, qualifications and limitations set forth herein, I am of the opinion that the Securities, when issuance thereof is instructed in accordance with the terms of the written consent dated June 4, 2009 of the Special Committee of the Board of Directors of the Company, will have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with the terms of the

Equity Distribution Agreement, as amended, will be validly issued by the Company and will be fully paid and nonassessable.
I am a member of the bar of the State of Ohio, and I do not express any opinion herein concerning the laws of any jurisdiction other than the laws of the State of Ohio, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.
This opinion letter is limited to, and no opinion is implied or may be inferred beyond, the matters expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and I assume no responsibility to advise you of facts, circumstances, changes of law, or other events or developments that hereafter may occur or be brought to my attention and that may alter or modify the opinions expressed herein.
I hereby consent to the inclusion of this opinion letter as an exhibit to a Current Report on Form 8-K that will be filed by the Company and incorporated by reference into the Registration Statement, and to the reference to me in the Prospectus Supplement under the caption “Validity of Common Stock.” In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.
Very truly yours,

/s/ Alan J. Kreczko
Alan J. Kreczko
Executive Vice President and General Counsel